Exhibit 99.1

Contact:
Meredith Bandy	980.999.5168

Albemarle Reports Third Quarter Results

CHARLOTTE, N.C. - Nov. 4, 2020 - Albemarle Corporation (NYSE: ALB) today announced its results for the third quarter ended September 30, 2020.

Third Quarter 2020 Highlights
(Unless otherwise stated, all percent changes are based on year-over-year comparisons)
•Net income of $98 million, or $0.92 per diluted share; Adjusted diluted EPS of $1.09
•Net sales of $747 million decreased by 15%, in-line with Q3 2020 outlook
•Adjusted EBITDA of $216 million decreased by 15%, exceeding the high-end of Q3 2020 outlook by 14%
•Our plants continue to operate without material impact from the COVID-19 pandemic
•Increased cost savings: approximately $80 million of sustainable cost savings to be achieved in 2020
•Maintained our quarterly dividend of $0.385 per share, an increase of approximately 5% over the quarterly dividend paid in 2019

“Albemarle reported another solid quarter with Q3 2020 net sales in the upper end of our outlook range and adjusted EBITDA exceeding outlook. Our performance was driven by operating teams committed to running our businesses safely and efficiently in the face of pandemic-related economic weakness, and to our successful sustainable cost savings initiative,” said Albemarle CEO Kent Masters. “We now expect to realize approximately $80 million of cost savings this year and to reach an annual savings rate of $120 million or more by the end of 2021. We expect these savings to represent a first wave of ongoing operational improvements that will reap notable benefits for the company.”

Outlook

Albemarle anticipates that its full year 2020 performance will be lower year-over-year based on reduced global economic activity due to the global pandemic.

FY 2020 Outlook
Net sales	$3.05 - $3.15 billion
Adjusted EBITDA	$780 - $810 million
Adjusted EBITDA Margin	25% - 26%
Adj. Diluted EPS	$3.80 - $4.15
Net Cash from Operations	$660 - $710 million
Capital Expenditures	$850 - $900 million

COVID-19 Response

Albemarle’s cross-functional Global Response Team continues to meet biweekly to assess the situation and take necessary actions to address employee health and safety and operational challenges. Our first priority is always the health and well-being of our employees, customers, and communities. Beyond that, our focus has shifted from managing an immediate crisis to building in the flexibility needed to adjust for regional differences and changing conditions. Protocols including restricted travel, shift adjustments, increased hygiene, and social distancing for the essential workers at our plants remain in place at all locations. In some regions, employees are able to return to their work sites. Other regions, including most of North and South America, remain on work-from-home protocols for non-essential personnel.

Third Quarter Results

In millions, except per share amounts	Q3 2020	Q3 2019	$ Change	% Change
Net sales	$746.9	$879.7	$(132.9)	(15.1)%
Net income attributable to Albemarle Corporation	$98.3	$155.1	$(56.8)	(36.6)%
Adjusted EBITDA(a)	$216.1	$254.4	$(38.3)	(15.1)%
Diluted earnings per share	$0.92	$1.46	$(0.54)	(37.0)%
Non-operating pension and OPEB items(a)	(0.02)	(0.01)
Non-recurring and other unusual items(a)	0.19	0.08
Adjusted diluted earnings per share(b)	$1.09	$1.53	$(0.44)	(28.8)%

(a)    See Non-GAAP Reconciliations for further details.
(b)    Totals may not add due to rounding.

Net sales of $746.9 million decreased by $132.9 million compared to the prior year quarter, primarily driven by the Catalysts and Lithium business segments as discussed below.

Adjusted EBITDA of $216.1 million decreased by $38.3 million from the prior year quarter due to lower net sales, which were partially offset by productivity and cost improvements. Similarly, net income attributable to Albemarle of $98.3 million decreased by $56.8 million from the prior year. Corporate costs including SG&A were down compared to the prior year period as a result of cost savings initiatives.

We have increased our sustainable cost savings and now expect to achieve approximately $80 million of sustainable savings in 2020, up from previous estimates of $50 to $70 million. We now expect these savings to reach a run-rate of more than $120 million by year-end 2021, up from previous estimates of more than $100 million. We continue to take short-term cash management measures and delay capital expenditures. Short-term savings are expected to average approximately $25 to $40 million per quarter. Full-year 2020 capital spending is now expected to be approximately $850 to $900 million.

The effective income tax rate for Q3 2020 was 25.2% compared to 15.5% in the same period in 2019. The difference is largely due to a change in the geographic mix of earnings and foreign uncertain tax positions and foreign return to accrual adjustments recorded in Q3 2020. On an adjusted basis, the effective income tax rates were 16.7% and 15.0% for the third quarter of 2020 and 2019, respectively.

Business Segment Results

Lithium

In millions	Q3 2020	Q3 2019	$ Change	% Change
Net Sales	$265.6	$330.4	$(64.7)	(19.6)%
Adjusted EBITDA	$97.8	$127.5	$(29.7)	(23.3)%

Lithium net sales of $265.6 million declined $64.7 million primarily due to lower contract and market pricing. Lower contract pricing reflects 2020 battery-grade price adjustments that were agreed to in late 2019. Adjusted EBITDA of $97.8 million declined by $29.7 million primarily due to reduced net sales as well as reduced Talison equity income. The decline was partially offset by cost savings initiatives and efficiency improvements.

Current Trends: We expect Q4 2020 adjusted EBITDA to be up between 10% and 20% compared to Q3 2020 as customers continue to meet planned volume commitments for FY 2020. We anticipate FY 2021 volumes to be relatively flat as plants are effectively sold out given volume constraints. Our Kemerton and La Negra expansion projects are expected to be commissioned in 2021 with sales volume beginning in 2022. FY 2021 pricing is expected to be down slightly primarily due to lower average realized pricing for carbonate and technical grade products.

Bromine Specialties

In millions	Q3 2020	Q3 2019	$ Change	% Change
Net Sales	$237.2	$256.3	$(19.1)	(7.4)%
Adjusted EBITDA	$79.4	$88.8	$(9.4)	(10.5)%

Bromine net sales of $237.2 million declined $19.1 million primarily due to lower volumes driven by the recent economic downturn related to the COVID-19 pandemic. Adjusted EBITDA of $79.4 million declined $9.4 million due to lower net sales, partially offset by cost savings initiatives.

Current Trends: We expect Q4 2020 adjusted EBITDA to be similar to Q3 2020. Stabilization in electronics and building and construction helps offset weakness in other end use markets. We expect FY 2021 results to improve slightly assuming continued economic recovery and on-going cost savings initiatives.

Catalysts

In millions	Q3 2020	Q3 2019	$ Change	% Change
Net Sales	$197.9	$261.3	$(63.4)	(24.3)%
Adjusted EBITDA	$37.8	$66.9	$(29.1)	(43.5)%

Catalysts net sales of $197.9 million declined $63.4 million due primarily to lower volumes. Fluid Catalytic Cracking (FCC) volume improved sequentially, but remains below prior year due to lower transportation fuel consumption as a result of travel restrictions. Hydroprocessing Catalysts (HPC) volume was also down compared to the prior year due to normal lumpiness of shipments and softness related to lower oil prices and reduced fuel demand. Adjusted EBITDA of $37.8 million declined $29.1 million as a result of lower net sales offset by cost savings initiatives and efficiency improvements.

Current Trends: We expect Q4 2020 adjusted EBITDA to be down between 20% and 30% sequentially due to HPC volume and mix. FCC demand is expected to continue to gradually recover in line with increased travel and depletion of global gasoline inventories. HPC demand tends to be lumpier than FCC demand and is also expected to continue to be negatively impacted as refiners defer spending into 2021 and 2022. We expect FY 2021 results to continue to improve from the very low levels seen in FY 2020, but to remain well below pre-COVID demand levels, assuming a slow recovery of refinery capacity utilization and margins.

All Other

In millions	Q3 2020	Q3 2019	$ Change	% Change
Net Sales	$46.1	$31.7	$14.4	45.2%
Adjusted EBITDA	$25.0	$10.4	$14.5	139.1%

Other operations represents our Fine Chemistry Services (FCS) business. FCS net sales of $46.1 million increased $14.4 million and adjusted EBITDA of $25.0 million increased $14.5 million. The FCS business tends to be contract driven. Recent contracts include life sciences products which are typically anti-cyclical.

Balance Sheet and Liquidity

As of September 30, 2020, Albemarle had estimated liquidity of over $1.5 billion, including $702 million of cash and equivalents, $610 million remaining under our $1 billion revolver, and $223 million on other available credit lines. Total debt was $3.5 billion, representing net debt to adjusted EBITDA of approximately 3.2 times.

Cash Flow and Capital Deployment

Cash from operations for the nine months ended September 30, 2020, of $461.7 million, increased $116.1 million versus the prior year as reduced working capital outflows and cost savings more than offset lower revenues. Capital expenditures of $621.4 million were in-line with the prior year as progress continued on our Lithium expansion projects.

Our primary capital allocation priorities are to maintain our investment grade rating and our quarterly dividend, while preserving our long-term growth profile.

In October, the board declared a quarterly dividend of $0.385 per share, an increase of approximately 5% over the quarterly dividend paid in 2019. We expect 2020 to be our 26th consecutive year of dividend increase, and the company remains committed to shareholder returns.

Our share repurchase authorization remains in place; however, there are no near-term plans to execute share buybacks. Divestiture activity is proceeding despite on-going travel restrictions.

Earnings Call

Date:	Thursday, November 5, 2020
Time:	9:00 AM Eastern time
Dial-in (U.S.):	844-347-1034
Dial-in (International):	209-905-5910
Passcode:	6829479

The Company’s earnings presentation and supporting material are available on Albemarle’s website at https://investors.albemarle.com.

About Albemarle

Albemarle Corporation (NYSE: ALB), headquartered in Charlotte, N.C., is a global specialty chemicals company with leading positions in lithium, bromine and refining catalysts. We think beyond business-as-usual to power the potential of companies in many of the world's largest and most critical industries, such as energy, electronics, and transportation. We actively pursue a sustainable approach to managing our diverse global footprint of world-class resources. In conjunction with our highly experienced and talented global teams, our deep-seated values, and our collaborative customer relationships, we create value-added and performance-based solutions that enable a safer and more sustainable future.

We regularly post information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, non-GAAP reconciliations, SEC filings and other information regarding our company, its businesses and the markets it serves.

Forward-Looking Statements

Some of the information presented in this press release, the conference call and discussions that follow, including, without limitation, information related to product development, production capacity, committed volumes, market trends, pricing, expected growth, earnings and demand for our products, input costs, surcharges, tax rates, stock repurchases, dividends, cash flow generation, costs and cost synergies, capital projects, economic trends, outlook and all other information relating to matters that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from the views expressed. Factors that could cause actual results to differ materially from the outlook expressed or implied in any forward-looking statement include, without limitation: changes in economic and business conditions; changes in financial and operating performance of our major customers and industries and markets served by us; the timing of orders received from customers; the gain or loss of significant customers; competition from other manufacturers; changes in the demand for our products or the end-user markets in which our products are sold; limitations or prohibitions on the manufacture and sale of our products; availability of raw materials; increases in the cost of raw materials and energy, and our ability to pass through such increases to our customers; changes in our markets in general; fluctuations in foreign currencies; changes in laws and government regulation impacting our operations or our products; the occurrence of regulatory actions, proceedings, claims or litigation; the occurrence of cyber-security breaches, terrorist attacks, industrial accidents, natural disasters or climate change; the inability to maintain current levels of product or premises liability insurance or the denial of such coverage; political unrest affecting the global economy, including adverse effects from terrorism or hostilities; political instability affecting our manufacturing operations or joint ventures; changes in accounting standards; the inability to achieve results from our global manufacturing cost reduction initiatives as well as our ongoing continuous improvement and rationalization programs; changes in the jurisdictional mix of our earnings and changes in tax laws and rates; changes in monetary policies, inflation or interest rates that may impact our ability to raise capital or increase our cost of funds, impact the performance of our pension fund investments and increase our pension expense and funding obligations; volatility and uncertainties in the debt and equity markets; technology or intellectual property infringement, including cyber-security breaches, and other innovation risks; decisions we may make in the future; the ability to successfully execute, operate and integrate acquisitions and divestitures; uncertainties as to the duration and impact of the coronavirus (COVID-19) pandemic; and the other factors detailed from time to time in the reports we file with the SEC, including those described under “Risk Factors” in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date of this press release. We assume no obligation to provide any revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Albemarle Corporation and Subsidiaries
Consolidated Statements of Income
(In Thousands Except Per Share Amounts) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net sales	$746,868	$879,747	$2,249,762	$2,596,863
Cost of goods sold	492,812	569,880	1,520,329	1,677,596
Gross profit	254,056	309,867	729,433	919,267
Selling, general and administrative expenses	96,092	108,135	304,918	348,205
Research and development expenses	13,532	15,585	43,839	44,024
Operating profit	144,432	186,147	380,676	527,038
Interest and financing expenses	(19,227)	(11,108)	(53,964)	(35,295)
Other expenses, net	(3,661)	(11,316)	(1,620)	(7,090)
Income before income taxes and equity in net income of unconsolidated investments	121,544	163,723	325,092	484,653
Income tax expense	30,653	25,341	64,526	93,266
Income before equity in net income of unconsolidated investments	90,891	138,382	260,566	391,387
Equity in net income of unconsolidated investments (net of tax)	26,154	33,236	83,872	106,727
Net income	117,045	171,618	344,438	498,114
Net income attributable to noncontrolling interests	(18,744)	(16,548)	(53,309)	(55,277)
Net income attributable to Albemarle Corporation	$98,301	$155,070	$291,129	$442,837
Basic earnings per share	$0.92	$1.46	$2.74	$4.18
Diluted earnings per share	$0.92	$1.46	$2.73	$4.16

Weighted-average common shares outstanding – basic	106,386	105,999	106,314	105,920
Weighted-average common shares outstanding – diluted	106,873	106,299	106,640	106,324

Albemarle Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands) (Unaudited)

	September 30,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$702,073	$613,110
Trade accounts receivable	516,166	612,651
Other accounts receivable	61,522	67,551
Inventories	828,080	768,984
Other current assets	119,171	162,813
Total current assets	2,227,012	2,225,109
Property, plant and equipment	7,284,575	6,817,843
Less accumulated depreciation and amortization	2,041,851	1,908,370
Net property, plant and equipment	5,242,724	4,909,473
Investments	603,745	579,813
Other assets	211,534	213,061
Goodwill	1,603,049	1,578,785
Other intangibles, net of amortization	343,919	354,622
Total assets	$10,231,983	$9,860,863
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$465,644	$574,138
Accrued expenses	477,510	576,297
Current portion of long-term debt	603,787	187,336
Dividends payable	40,787	38,764
Income taxes payable	25,011	32,461
Total current liabilities	1,612,739	1,408,996
Long-term debt	2,940,533	2,862,921
Postretirement benefits	49,926	50,899
Pension benefits	285,942	292,073
Other noncurrent liabilities	612,013	754,536
Deferred income taxes	405,449	397,858
Commitments and contingencies
Equity:
Albemarle Corporation shareholders’ equity:
Common stock	1,065	1,061
Additional paid-in capital	1,410,534	1,383,446
Accumulated other comprehensive loss	(398,467)	(395,735)
Retained earnings	3,111,749	2,943,478
Total Albemarle Corporation shareholders’ equity	4,124,881	3,932,250
Noncontrolling interests	200,500	161,330
Total equity	4,325,381	4,093,580
Total liabilities and equity	$10,231,983	$9,860,863

Albemarle Corporation and Subsidiaries
Selected Consolidated Cash Flow Data
(In Thousands) (Unaudited)

	Nine Months Ended September 30,
	2020	2019
Cash and cash equivalents at beginning of year	$613,110	$555,320
Cash flows from operating activities:
Net income	344,438	498,114
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	170,214	156,718
Gain on sale of property	—	(11,079)
Stock-based compensation and other	15,864	15,169
Equity in net income of unconsolidated investments (net of tax)	(83,872)	(106,727)
Dividends received from unconsolidated investments and nonmarketable securities	61,309	62,982
Pension and postretirement (benefit) expense	(4,975)	1,641
Pension and postretirement contributions	(10,323)	(10,728)
Unrealized gain on investments in marketable securities	(3,377)	(1,701)
Deferred income taxes	7,920	7,726
Working capital changes	(167,436)	(289,587)
Other, net	131,952	23,110
Net cash provided by operating activities	461,714	345,638
Cash flows from investing activities:
Acquisitions, net of cash acquired	(22,572)	—
Capital expenditures	(621,371)	(608,456)
Proceeds from sale of property and equipment	—	10,356
Sales of marketable securities, net	1,208	1,177
Investments in equity and other corporate investments	(786)	(2,569)
Net cash used in investing activities	(643,521)	(599,492)
Cash flows from financing activities:
Repayments of borrowings from credit agreements	(250,000)	—
Proceeds from borrowings of credit agreements	452,163	—
Other borrowings, net	202,786	232,183
Dividends paid to shareholders	(120,836)	(113,321)
Dividends paid to noncontrolling interests	(14,286)	(57,212)
Proceeds from exercise of stock options	16,925	4,814
Withholding taxes paid on stock-based compensation award distributions	(4,803)	(10,774)
Debt financing costs	(2,751)	—
Other	—	(445)
Net cash provided by financing activities	279,198	55,245
Net effect of foreign exchange on cash and cash equivalents	(8,428)	(38,888)
Increase (decrease) in cash and cash equivalents	88,963	(237,497)
Cash and cash equivalents at end of period	$702,073	$317,823

Albemarle Corporation and Subsidiaries
Consolidated Summary of Segment Results
(In Thousands) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net sales:
Lithium	$265,646	$330,386	$786,186	$947,030
Bromine Specialties	237,193	256,267	701,564	760,752
Catalysts	197,919	261,346	602,179	779,295
All Other	46,110	31,748	159,833	109,786
Total net sales	$746,868	$879,747	$2,249,762	$2,596,863

Adjusted EBITDA:
Lithium	$97,789	$127,459	$270,962	$384,854
Bromine Specialties	79,448	88,814	235,751	248,743
Catalysts	37,834	66,944	108,081	193,890
All Other	24,985	10,448	66,407	28,931
Corporate	(24,001)	(39,314)	(83,588)	(114,300)
Total adjusted EBITDA	$216,055	$254,351	$597,613	$742,118

See accompanying non-GAAP reconciliations below.

Additional Information

It should be noted that adjusted net income attributable to Albemarle Corporation, adjusted diluted earnings per share, non-operating pension and OPEB items per diluted share, non-recurring and other unusual items per diluted share, adjusted effective income tax rates, EBITDA, adjusted EBITDA, EBITDA margin and adjusted EBITDA margin are financial measures that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These non-GAAP measures should not be considered as alternatives to Net income attributable to Albemarle Corporation (“earnings”). These measures are presented here to provide additional useful measurements to review our operations, provide transparency to investors and enable period-to-period comparability of financial performance. The Company’s chief operating decision maker uses these measures to assess the ongoing performance of the Company and its segments, as well as for business and enterprise planning purposes.

A description of other non-GAAP financial measures that we use to evaluate our operations and financial performance, and reconciliation of these non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP can be found on the following pages of this press release, which is also is available on Albemarle’s website at https://investors.albemarle.com. The Company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the Company is unable to estimate significant non-recurring or unusual items without unreasonable effort. The amounts and timing of these items are uncertain and could be material to the Company's results calculated in accordance with GAAP.

ALBEMARLE CORPORATION AND SUBSIDIARIES
Non-GAAP Reconciliations
(Unaudited)
See below for a reconciliation of adjusted net income attributable to Albemarle Corporation, EBITDA and adjusted EBITDA, the non-GAAP financial measures, to Net income attributable to Albemarle Corporation (“earnings”), the most directly comparable financial measure calculated and reported in accordance with GAAP. Adjusted earnings is defined as earnings before the non-recurring, other unusual and non-operating pension and OPEB items as listed below. EBITDA is defined as earnings before interest and financing expenses, income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA and the non-recurring, other unusual and non-operating pension and OPEB items as listed below.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
In thousands, except percentages and per share amounts	2020	2019	2020	2019
Net income attributable to Albemarle Corporation	$98,301	$155,070	$291,129	$442,837
Add back:
Non-operating pension and OPEB items (net of tax)	(2,294)	(543)	(6,904)	(1,805)
Non-recurring and other unusual items (net of tax)	20,278	8,497	29,678	17,239
Adjusted net income attributable to Albemarle Corporation	$116,285	$163,024	$313,903	$458,271

Adjusted diluted earnings per share	$1.09	$1.53	$2.94	$4.31

Weighted-average common shares outstanding – diluted	106,873	106,299	106,640	106,324

Net income attributable to Albemarle Corporation	$98,301	$155,070	$291,129	$442,837
Add back:
Interest and financing expenses	19,227	11,108	53,964	35,295
Income tax expense	30,653	25,341	64,526	93,266
Depreciation and amortization	58,679	54,487	170,214	156,718
EBITDA	206,860	246,006	579,833	728,116
Non-operating pension and OPEB items	(2,901)	(551)	(8,704)	(1,810)
Non-recurring and other unusual items	12,096	8,896	26,484	15,812
Adjusted EBITDA	$216,055	$254,351	$597,613	$742,118

Net sales	$746,868	$879,747	$2,249,762	$2,596,863
EBITDA margin	27.7%	28.0%	25.8%	28.0%
Adjusted EBITDA margin	28.9%	28.9%	26.6%	28.6%

See below for a reconciliation of adjusted EBITDA on a segment basis, the non-GAAP financial measure, to Net income attributable to Albemarle Corporation, the most directly comparable financial measure calculated and reported in accordance with GAAP (in thousands, except percentages).

	Lithium	Bromine Specialties	Catalysts	Reportable Segments Total	All Other	Corporate	Consolidated Total	% of Net Sales
Three months ended September 30, 2020
Net income (loss) attributable to Albemarle Corporation	$69,102	$66,548	$25,176	$160,826	$22,798	$(85,323)	$98,301	13.2%
Depreciation and amortization	28,687	12,900	12,658	54,245	2,187	2,247	58,679	7.9%
Non-recurring and other unusual items	—	—	—	—	—	12,096	12,096	1.6%
Interest and financing expenses	—	—	—	—	—	19,227	19,227	2.6%
Income tax expense	—	—	—	—	—	30,653	30,653	4.1%
Non-operating pension and OPEB items	—	—	—	—	—	(2,901)	(2,901)	(0.4)%
Adjusted EBITDA	$97,789	$79,448	$37,834	$215,071	$24,985	$(24,001)	$216,055	28.9%

Three months ended September 30, 2019
Net income (loss) attributable to Albemarle Corporation	$102,136	$75,224	$54,345	$231,705	$8,305	$(84,940)	$155,070	17.6%
Depreciation and amortization	25,212	12,448	12,599	50,259	2,143	2,085	54,487	6.2%
Non-recurring and other unusual items	111	1,142	—	1,253	—	7,643	8,896	1.0%
Interest and financing expenses	—	—	—	—	—	11,108	11,108	1.3%
Income tax expense	—	—	—	—	—	25,341	25,341	2.9%
Non-operating pension and OPEB items	—	—	—	—	—	(551)	(551)	(0.1)%
Adjusted EBITDA	$127,459	$88,814	$66,944	$283,217	$10,448	$(39,314)	$254,351	28.9%

Nine months ended September 30, 2020
Net income (loss) attributable to Albemarle Corporation	$188,380	$198,905	$70,770	$458,055	$60,069	$(226,995)	$291,129	12.9%
Depreciation and amortization	82,582	36,846	37,311	156,739	6,338	7,137	170,214	7.6%
Non-recurring and other unusual items	—	—	—	—	—	26,484	26,484	1.2%
Interest and financing expenses	—	—	—	—	—	53,964	53,964	2.4%
Income tax expense	—	—	—	—	—	64,526	64,526	2.9%
Non-operating pension and OPEB items	—	—	—	—	—	(8,704)	(8,704)	(0.4)%
Adjusted EBITDA	$270,962	$235,751	$108,081	$614,794	$66,407	$(83,588)	$597,613	26.6%

Nine months ended September 30, 2019
Net income (loss) attributable to Albemarle Corporation	$312,609	$212,320	$156,328	$681,257	$22,629	$(261,049)	$442,837	17.1%
Depreciation and amortization	71,669	35,281	37,562	144,512	6,302	5,904	156,718	6.0%
Non-recurring and other unusual items	576	1,142	—	1,718	—	14,094	15,812	0.6%
Interest and financing expenses	—	—	—	—	—	35,295	35,295	1.4%
Income tax expense	—	—	—	—	—	93,266	93,266	3.6%
Non-operating pension and OPEB items	—	—	—	—	—	(1,810)	(1,810)	(0.1)%
Adjusted EBITDA	$384,854	$248,743	$193,890	$827,487	$28,931	$(114,300)	$742,118	28.6%

Non-operating pension and OPEB items, consisting of mark-to-market actuarial gains/losses, settlements/curtailments, interest cost and expected return on assets, are not allocated to our operating segments and are included in the Corporate category. In addition, we believe that these components of pension cost are mainly driven by market performance, and we manage these separately from the operational performance of our businesses. In accordance with GAAP, these non-operating pension and OPEB items are included in Other (expenses) income, net. Non-operating pension and OPEB items were as follows (in thousands):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Interest cost	$7,164	$8,863	$21,452	$26,501
Expected return on assets	(10,065)	(9,414)	(30,156)	(28,311)
Total	$(2,901)	$(551)	$(8,704)	$(1,810)

In addition to the non-operating pension and OPEB items disclosed above, we have identified certain other items and excluded them from our adjusted net income calculation for the periods presented. A listing of these items, as well as a detailed description of each follows below (per diluted share):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Restructuring and other(1)	$0.02	$—	$0.08	$0.05
Acquisition and integration related costs(2)	0.04	0.03	0.10	0.10
Gain on sale of property(3)	—	—	—	(0.08)
Other(4)	0.02	0.05	0.01	0.07
Discrete tax items(5)	0.11	—	0.09	0.02
Total non-recurring and other unusual items	$0.19	$0.08	$0.28	$0.16

(1)In 2020, we recorded severance expenses as part of business reorganization plans, impacting each of our businesses and Corporate, primarily in the U.S., Germany and with our Jordanian joint venture partner. During the three months ended September 30, 2020, we recorded $2.3 million ($1.7 million after income taxes, or $0.02 per share) of severance expenses in Selling, general and administrative expenses. During the nine months ended September 30, 2020, we recorded severance expenses in Cost of goods sold, Selling, general and administrative expenses and Net income attributable to noncontrolling interest of $0.7 million, $10.4 million and a $0.3 million gain ($7.9 million after income taxes, or $0.08 per share), respectively. The balance of unpaid severance is recorded in Accrued expenses and is expected to primarily be paid through 2021. During the nine months ended September 30, 2019, severance expenses of $5.3 million ($4.9 million after income taxes, or $0.05 per share) were recorded in Selling, general and administrative expenses as part of a business reorganization plan primarily in Catalysts, Lithium and Corporate.

(2)Costs related to the acquisition, integration and potential divestitures for various significant projects, recorded in Selling, general and administrative expenses for the three and nine months ended September 30, 2020 of $5.9 million and $14.3 million ($4.6 million and $11.1 million after income taxes, or $0.04 and $0.10 per share), respectively, and for the three and nine months ended September 30, 2019 of $4.1 million and $14.4 million ($3.2 million and $11.1 million after income taxes, or $0.03 and $0.10 per share), respectively.

(3)Included in Other (expenses) income, net, for the nine months ended September 30, 2019 is a gain of $11.1 million ($8.5 million after income taxes, or $0.08 per share) related to the sale of land in Pasadena, Texas not used as part of our operations.

(4)Other adjustments for the three months ended September 30, 2020 included amounts recorded in:
•Selling, general and administrative expenses - $3.8 million of a net expense primarily relating to the increase of environmental reserves at at non-operating businesses we have previously divested.
•Other (expenses) income, net - $0.2 million loss resulting from the settlement of a historical legal matter of an acquired company.
After income taxes, these charges totaled $2.7 million, or $0.02 per share.

Other adjustments for the nine months ended September 30, 2020 included amounts recorded in:

•Selling, general and administrative expenses - $3.8 million of a net expense primarily relating to the increase of environmental reserves at sites that we are no longer operating and are in the process of sellin.
•Other expenses, net - $2.5 million net gain resulting from the settlement of legal matters related to a business sold or a site in the process of being sold, and $0.8 million net gain primarily relating to the sale of idle properties in Germany, partially offset by a $0.8 million loss resulting from the adjustment of indemnifications related to previously disposed businesses.
    After income taxes, these charges totaled $1.0 million, or $0.01 per share.

Other adjustments for the three months ended September 30, 2019 included amounts recorded in:
•Cost of goods sold - $0.1 million related to non-routine labor and compensation related costs in Chile that were outside normal compensation arrangements.
•Selling, general and administrative expenses - $1.1 million of a write-off of uncollectable accounts receivable from a terminated distributor in the Bromine Specialties segment.
•Other expenses, net - $3.1 million of unrecoverable vendor costs outside the operations of the business related to the construction of the future Kemerton production facility, as well as a net loss of $0.4 million primarily resulting from the settlement of legal matters related to previously disposed businesses or recorded in purchase accounting.
    After income taxes, these charges totaled $5.4 million, or $0.05 per share.

Other adjustments for the nine months ended September 30, 2019 included amounts recorded in:
•Cost of goods sold - $0.6 million related to non-routine labor and compensation related costs in Chile that were outside normal compensation arrangements.
•Selling, general and administrative expenses - $1.0 million of shortfall contributions for our multiemployer plan financial improvement plan and $1.1 million of a write-off of uncollectable accounts receivable from a terminated distributor in the Bromine Specialities segment.
•Other expenses, net - $3.1 million of unrecoverable vendor costs outside the operations of the business related to the construction of the future Kemerton production facility, a net loss of $0.4 million primarily resulting from the settlement of legal matters related to previously disposed businesses or recorded in purchase accounting, and $0.9 million of a net loss primarily resulting from the revision of indemnifications and other liabilities related to previously disposed businesses.
After income taxes, these charges totaled $7.4 million or $0.07 per share.

(5)    Included in Income tax expense for the three and nine months ended September 30, 2020 are discrete net tax expenses of $11.3 million, or $0.11 per share, and $9.7 million, or $0.09 per share, respectively. The net expense for the three months is primarily related to expenses for foreign uncertain tax positions and foreign return to accrual adjustments. The net expense for the nine months is primarily related to expenses for foreign uncertain tax positions and foreign return to accrual adjustments, partially offset by a benefit for excess tax benefits realized from stock-based compensation arrangements.

Included in Income tax expense for the nine months ended September 30, 2019 are discrete net tax expenses of $2.3 million, or $0.02 per share. This net expense is primarily related to expenses for uncertain tax positions and foreign return to accrual adjustments, partially offset by a benefit for excess tax benefits realized from stock-based compensation arrangements.

See below for a reconciliation of the adjusted effective income tax rate, the non-GAAP financial measure, to the effective income tax rate, the most directly comparable financial measure calculated and reported in accordance with GAAP (in thousands, except percentages).

	Income before income taxes and equity in net income of unconsolidated investments	Income tax expense	Effective income tax rate
Three months ended September 30, 2020
As reported	$121,544	$30,653	25.2%
Non-recurring, other unusual and non-operating pension and OPEB items	9,195	(8,789)
As adjusted	$130,739	$21,864	16.7%

Three months ended September 30, 2019
As reported	$163,723	$25,341	15.5%
Non-recurring, other unusual and non-operating pension and OPEB items	8,345	391
As adjusted	$172,068	$25,732	15.0%

Nine months ended September 30, 2020
As reported	$325,092	$64,526	19.8%
Non-recurring, other unusual and non-operating pension and OPEB items	18,101	(4,994)
As adjusted	$343,193	$59,532	17.4%

Nine months ended September 30, 2019
As reported	$484,653	$93,266	19.2%
Non-recurring, other unusual and non-operating pension and OPEB items	14,002	(1,432)
As adjusted	$498,655	$91,834	18.4%